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                                                                    Exhibit 23.1

                         Consent of Independent Auditors

         We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 31, 2004 on the consolidated financial statements of W&T Offshore, Inc.; our report dated April 26, 2004 on the statement of revenues and direct operating expenses of certain oil and gas properties acquired from ConocoPhillips; and our report dated June 7, 2004 on the statement of revenues and direct operating expenses of certain oil and gas properties acquired from Burlington Resources, Inc., in the Registration Statement (Form S-1, Registration No. 333-115103) and related Prospectus of W&T Offshore, Inc., for the registration of __,000,000 shares of its common stock.


                                                       /s/ Ernst & Young LLP

New Orleans, Louisiana
June 24, 2004